Exhibit (a)(1)(E)

TASE Member

Acceptance Notice

CIM Commercial Trust Corporation:

Tender Offer for Series L Preferred Stock

In Accordance with Securities Regulations (Tender Offer), 5760 — 2000

To:                            CIM Commercial Trust Corporation (the “Issuer” or the “Offeror”)

Via Israel Brokerage & Investments, I.B.I. Ltd. (the “Israeli Tender Offer Coordinator”)

Re: Tender Offer for CIM Commercial Trust Corporation Series L Preferred Stock

Whereas, according to the Offer to Purchase dated October 22, 2019 (as may be amended, the “Specification”), the Issuer commenced, in accordance with the terms thereof, a regular self-purchase Offer (as such term is defined in the Specification) to purchase up to 2,693,580 shares of its outstanding Series L Preferred Stock, par value $0.001 per share (“Series L Preferred Stock”); and

Whereas, as of the date hereof, the undersigned has received Acceptance Notices (as defined in the Specification) to the Offer for in respect of                 shares of Series L Preferred Stock from certain of the Issuer’s stockholders and unregistered owners (the “Tendered Shares”).

Now, therefore, this TASE Member Acceptance Notice is hereby given as outlined in Section 3 of the Specification (‘Procedures for Tender—Tenders to the Israeli Depositary’) and a commitment to transfer the above Series L Preferred Stock free and clear of all liens, restrictions, charges and encumbrances, and not subject to any claims or rights in favor of any third party, at the time of providing this TASE Member Acceptance Notice, and a commitment that these Series L Preferred Stock will be in this same state at the time of transfer to the Offeror. We acknowledge that the correctness of this statement is a precondition for the purchase of the Series L Preferred Stock by the Offeror and payment for the Series L Preferred Stock in accordance with the Specification.

Please transfer to the undersigned’s TASE clearing account the consideration for all Tendered Shares that are accepted by the Issuer in accordance with the Specification.

Date	TASE Member	TASE Member Number	Signature and Stamp